EXHIBIT 10.1

TEXTRON INC. SHORT-TERM INCENTIVE PLAN

(As amended and restated effective January 3, 2010)

SECTION 1. ESTABLISHMENT AND PURPOSE

1.1   Establishment of the Plan.   Textron Inc., a Delaware company (the “Company”), hereby establishes a short-term incentive compensation plan to be known as the Textron Inc. Short-Term Incentive Plan (the “Plan”). The Plan permits the awarding of cash bonuses to Employees (as defined below), based on the achievement of performance goals that are pre-established by the Board of Directors of the Company (the “Board”) or by the Committee (as defined below).

The Plan, as adopted by the Board and approved by the shareholders of the Company at the 2007 annual general meeting of shareholders, is effective as of January 1, 2007 and shall continue until December 31, 2016, unless terminated earlier as set forth in Section 10.  The Plan is amended and restated as follows, effective July 25, 2007, to incorporate those terms necessary or advisable to ensure that awards under the Plan are exempt from or comply with Section 409A of the Internal Revenue Code.

The Plan has been amended from time to time since the previous restatement.  This restatement of the Plan reflects all amendments adopted through the date of this restatement.

1.2   Purpose.   The purposes of the Plan are to (i) provide greater motivation for certain employees of the Company and its Subsidiaries (as defined below) to attain and maintain the highest standards of performance, (ii) attract and retain employees of outstanding competence, and (iii) direct the energies of employees towards the achievement of specific business goals established for the Company and its Subsidiaries.

The purposes of the Plan shall be carried out by the payment to Participants (as defined below) of short-term incentive cash awards, subject to the terms and conditions of the Plan. All compensation payable under this Plan to Participants who are Executive Officers (as defined below) is intended to be deductible by the Company under Section 162(m) of the Code (as defined below).

SECTION 2. DEFINITIONS

As used in the Plan, the following terms shall have the meanings set forth below (unless otherwise expressly provided).

“Award Opportunity” means the various levels of incentive awards which a Participant may earn under the Plan, as established by the Committee pursuant to Section 5.1.  For

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an individual, the Award Opportunity is typically expressed as a minimum and maximum percentage of the individual’s Target Incentive Award (as defined below) that define a range within which the actual incentive award will fall.

"Base Salary” shall mean the regular annualized base salary (determined as of January 1 of each Plan Year with respect to Executive Officers) earned by a Participant during a Plan Year prior to any salary reduction contributions made to any deferred compensation plans sponsored or maintained by the Company or by any Subsidiary; provided, however, that Base Salary shall not include awards under this Plan, any bonuses, equity awards, the matching contribution under any plan of the Company or any of its Subsidiaries (as applicable) providing such, overtime, relocation allowances, severance payments or any other special awards as determined by the Committee.

“Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

“Board” has the meaning set forth in Section 1.1.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Committee” means the Organization and Compensation Committee of the Board, provided that the Committee shall consist of three or more individuals, appointed by the Board to administer the Plan, pursuant to Section 3, who are “outside directors” to the extent required by and within the meaning of Section 162(m) of the Code, as amended from time to time.

“Company” has the meaning set forth in Section 1.1.

“Effective Date” means the date the Plan becomes effective, as set forth in Section 1.1 herein.

“Employee” means an employee of the Company or a Subsidiary.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Executive Officer” means a “covered employee” within the meaning of Section 162(m)(3) of the Code or any other executive designated by the Committee for purposes of exempting compensation payable under the Plan from the deduction limitations of Section 162(m) of the Code.

“Final Award” means the actual award earned during a Plan Year by a Participant, as determined by the Committee at the end of such Plan Year.

“Participant” means an Employee who is participating in the Plan pursuant to Section 4.

“Plan” means this Textron Inc. Short-Term Incentive Plan.

“Plan Year” means the calendar year, commencing on January 1st and ending on December 31st, or any other period that the Committee designates as the performance period for a particular performance goal pursuant to Section 5.1.

“Subsidiary” means any company or corporation in which the Company beneficially owns, directly or indirectly, 50% or more of the securities entitled to vote in the election of the directors of the corporation.

“Target Incentive Award” means the target award to be paid to a Participant when performance measures are achieved, as established by the Committee. For an individual, the Target Incentive Award is typically expressed as a percentage of the individual’s Base Salary (as defined above).

“Textron” means Textron Inc., a Delaware corporation, and any successor of Textron Inc.

SECTION 3. ADMINISTRATION

The Plan shall be administered by the Committee. Subject to the limitations set forth in the Plan, the Committee shall: (i) select from the Employees of the Company and its Subsidiaries, those who shall participate in the Plan, (ii) establish Award Opportunities in such forms and amounts as it shall determine, (iii) impose such limitations, restrictions, and conditions upon such Award Opportunities as it shall deem appropriate, (iv) interpret the Plan and adopt, amend, and rescind administrative guidelines and other rules and regulations relating to the Plan, (v) make any and all factual and legal determinations in connection with the administration and interpretation of the Plan, (vi) correct any defect or omission or reconcile any inconsistency in this Plan or in any Award Opportunity granted hereunder, and (vii) make all other necessary determinations and take all other actions necessary or advisable for the implementation and administration of the Plan. The Committee's determinations on matters within its authority shall be conclusive and binding upon all parties.

Except with respect to the matters that under Section 162(m) of the Code and Treasury Regulation Section 1.162-27(e) are required to be determined or established by the Committee to qualify awards to Executive Officers under the Plan as qualified performance-based compensation, the Committee shall have the power to delegate to any officer or employee of the Company the authority to administer and interpret the procedural aspects of the Plan, subject to the Plan's terms, including adopting and enforcing rules to decide procedural and administrative issues. To the extent of any such delegation, references to the “Committee” herein shall be deemed to refer to the relevant delegate.

Subject to applicable laws, rules and regulations:  (i) no member of the Committee (or its delegates) shall be liable for any good faith action or determination made in connection with the operation, administration or interpretation of the Plan and (ii) the members of the Committee (and its delegates) shall be entitled to indemnification and reimbursement in the manner provided in the Company’s Certificate of Incorporation as it may be amended from time to time. In the performance of its responsibilities with respect to the Plan, the Committee shall be entitled to rely upon information and/or advice furnished by the Company’s officers or employees, the Company’s accountants, the Company’s counsel and any other party the Committee deems necessary, and no member of the Committee shall be liable for any action taken or not taken in reliance upon any such information and/or advice.

SECTION 4. ELIGIBILITY AND PARTICIPATION

4.1   Eligibility.   Each Employee who is included in the Plan by the Committee, shall be eligible to participate in the Plan for such Plan Year and all subsequent Plan Years, subject to the limitations of Section 7 herein.

4.2   Participation.   Participation in the Plan shall be determined annually by the Committee based upon the criteria set forth in the Plan. Participation in the Plan during the applicable Plan Year shall be limited to those Employees (“Participants”) who are selected by the Committee. Employees who are eligible to participate in the Plan shall be notified of the performance goals and related Award Opportunities for the relevant Plan Year.

4.3   Right to Reduce or End Eligibility.   The Committee may elect to reduce the Award Opportunity (as described in Section 5.2 herein) or end it altogether for any single Participant or group of Participants at any time.

SECTION 5. AWARD DETERMINATION

5.1   Performance Goals.   Prior to the beginning of each Plan Year, or as soon as practicable thereafter, the Committee shall approve or establish in writing the performance goals for that Plan Year. Performance goals may include financial and/or non-financial goals.

Performance goals and their relative weight may vary by job. After the performance goals are established, the Committee will align the achievement of the performance goals with the Award Opportunities (as described in Section 5.2 herein), such that the level of achievement at the end of the Plan Year as compared to the pre-established performance goals set at the beginning of the Plan Year will determine the amount of the

Final Award. The Committee also shall have the authority to exercise subjective discretion in the determination of Final Awards to reduce or increase a calculated award based on the Committee's qualitative assessment of performance.

The performance period with respect to which awards may be payable under the Plan shall generally be the Plan Year; provided, however, that the Committee shall have the authority and discretion to designate different performance periods under the Plan, in which case references to Plan Year shall be deemed to refer to such other performance period.

5.2   Award Opportunities.   Prior to the beginning of each Plan Year, or as soon as practicable thereafter, the Committee shall establish an Award Opportunity for each Participant. In the event a Participant changes job levels during a Plan Year, the Participant's Award Opportunity may be adjusted to reflect the amount of time at each job level during the Plan Year. In addition, if a Participant changes jobs during the year, the Participant’s goals may change as of the effective date of the job change to reflect the different performance goals. Each job’s performance goals will continue to be assessed on a full-year basis to determine payouts, with the proportion of time in each job applied to determine the final payout amount.  In the case of an Award Opportunity that the Committee has designated as “performance-based compensation” for purposes of Section 162(m) or Section 409A of the Code, the Committee shall have the right to adjust the Award Opportunity as described in this Section 5.2 only to the extent that the adjustment would not cause the Award Opportunity to fail to qualify as “performance-based compensation” for purposes of Section 162(m) or Section 409A, as applicable.

5.3   Adjustment of Performance Goals.   The Committee shall have the right to adjust the performance goals and the Award Opportunities (either up or down) during a Plan Year if it determines that the occurrence of external changes or other unanticipated business conditions have materially affected the fairness of the goals and have unduly influenced the Company's ability to meet them, including without limitation, events such as material acquisitions, changes in the capital structure of the Company, and extraordinary accounting changes. In addition, performance goals and Award Opportunities will be calculated without regard to any changes in accounting standards that may be required by the Financial Accounting Standards Board after such performance goals or Award Opportunities are established. Further, in the event of a Plan Year of less than twelve months, the Committee shall have the right to adjust the performance goals and the Award Opportunities accordingly, at its sole discretion.  In the case of an Award Opportunity that the Committee has designated as “performance-based compensation” for purposes of Section 162(m) or Section 409A of the Code, the Committee shall have the right to adjust the performance goals or Award Opportunity as described in this Section 5.3 only to the extent that the adjustment would not cause the Award Opportunity to fail to qualify as “performance-based compensation” for purposes of Section 162(m) or Section 409A, as applicable.

5.4   Final Award Determinations.   At the end of each Plan Year, Final Awards shall be computed for each Participant as determined by the Committee. Each Final Award shall be based upon the (i) Participant’s Target Incentive Award percentage, multiplied by his Base Salary and (ii) percent satisfaction of performance goals (as set by the Committee). Final Award amounts may vary above or below the Target Incentive Award, based on the level of achievement of the pre-established performance goals.

5.5   Limitations.   The amount payable to a Participant for any Plan Year shall not exceed U.S. $4,000,000.

5.6   Award Opportunities under Section 409A.  The Committee may, in its discretion, establish Award Opportunities that will qualify as “performance-based compensation” under Section 409A of the Code.  An Award Opportunity intended to qualify as “performance-based compensation” under Section 409A of the Code shall meet the following requirements:

(a)	For any Participant who is eligible to participate in the Plan on the first day of the performance period, the performance period shall include at least 12 consecutive months;

(b)
Performance goals shall be established no later than 90 days after the beginning of the performance period, and at a time when it is not substantially certain that the performance goals will be met.  Performance goals may not be adjusted after the first 90 days of the performance period, except that the Committee may, consistent with Section 409A, make adjustments it deems necessary to reflect corporate events, such as recapitalizations or mergers, that would otherwise affect the performance goals; and

(c)	No Final Award shall be paid unless the pre-established performance goals are satisfied.

SECTION 6. PAYMENT OF FINAL AWARDS

6.1   Form and Timing of Payment.   As soon as practicable after the end of each Plan Year, the Committee shall determine the extent to which the Company and each Participant has achieved the performance goals for such Plan Year, including the specific target objective(s) and the satisfaction of any other material terms of the awards, and the Committee shall approve the amount of each Participant's Final Award for the relevant period. Final Award payments shall be payable to the Participant, or to his estate in the case of death, in a single lump-sum cash payment, as soon as practicable after the end of each Plan Year, after the Committee, in its sole discretion, has certified in writing the extent to which the specified performance goals were achieved, but in no event later than

March 15th of the year following the calendar year in which the applicable performance period ends..

6.2   Payment of Partial Awards.   In the event a Participant no longer meets the eligibility criteria as set forth in the Plan during the course of a particular Plan Year, the Committee may, in its sole discretion, compute and pay a partial award in a lump sum on the scheduled date in Section 6.1 for the portion of the Plan Year that an Employee was a Participant. Unless such payment is specifically approved by the Committee, no such payments will be made, and continued service through the end of the Plan Year shall be required to earn an award. Unless the Committee determines otherwise, a Participant who has earned a Final Award with respect to a completed Plan Year who subsequently terminates employment or otherwise ceases eligibility before the date that the Final Award is to be paid shall be paid such Final Award on the scheduled date.

6.3   Unsecured Interest.   No Participant or any other party claiming an interest in amounts earned under the Plan shall have any interest whatsoever in any specific asset of the Company or of any Subsidiary. To the extent that any party acquires a right to receive payments under the Plan, such right shall be equivalent to that of an unsecured general creditor of the Company.

SECTION 7. TERMINATION OF ELIGIBILITY OR EMPLOYMENT

7.1   Termination of Eligibility.   In the event a Participant ceases to be eligible to participate in the Plan during a Plan Year but remains employed by the Company or a Subsidiary through the end of such Plan Year, the Final Award determined in accordance with Section 5.4 herein shall be reduced to reflect participation prior to such cessation of eligibility only. The reduced award shall be based upon the proportionate amount of Base Salary earned during the Plan Year prior to cessation of eligibility.

The Final Award thus determined shall be payable in a lump sum as soon as practicable following certification of the relevant performance goals by the Committee for the Plan Year in which such termination occurs, or sooner (except with respect to Executive Officers), as determined by the Committee in its sole discretion.  A participant’s Final Award shall be paid no later than March 15 of the year following the calendar year in which the applicable performance period ends.

7.2   Termination of Employment.   In the event a Participant's employment is terminated for any reason, all of the Participant's rights to a Final Award for the Plan Year then in progress shall be forfeited. However, the Committee, in its sole discretion, may pay a partial award for the portion of that Plan Year that the Participant was employed by the Company, computed as determined by the Committee and paid in a lump sum no later than March 15 of the year following the calendar year in which the applicable performance period ends.

SECTION 8. RIGHTS OF PARTICIPANTS

8.1   Employment.   Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant's employment at any time, nor confer upon any Participant any right to continue in the employ of the Company.

8.2   Nontransferability.   No right or interest of any Participant in the Plan shall be assignable or transferable, or subject to any lien, directly, by operation of law, or otherwise, including, but not limited to, execution, levy, garnishment, attachment, pledge, and bankruptcy.

SECTION 9. EXECUTIVE OFFICERS

9.1   Applicability.   The provisions of this Section 9 shall apply only to Executive Officers and are intended to apply additional terms, conditions and limitations required for amounts payable hereunder to Executive Officers to qualify as performance-based compensation exempt from Section 162(m) of the Code. In the event of any inconsistencies between this Section 9 and the other Plan provisions, the provisions of this Section 9 shall control with respect to Executive Officers.

9.2   Performance Goals and Award Opportunities.   With respect to Executive Officers, objective written performance goals and Award Opportunities for a Plan Year shall be established by the Committee (and the Committee only, with no delegation) (i) while the attainment of the performance goals for the Plan Year is substantially uncertain and (ii) no more than 90 days after the commencement of the Plan Year (or a number of days equal to 25% of the Plan Year, if less). The performance goals applicable to the Executive Officers shall be limited to the performance goals listed below. The Committee may select one or more of the performance goals specified for each Plan Year which need not be the same for each Executive Officer in a given year. Performance goals will consist of specified levels of one or more of the following performance criteria as the Committee deems appropriate: operating cash flows from continuing operations, operating working capital, free cash flow, revenues, segment profit, corporate expenses, special charges, gain (loss) on sale of business, income from continuing operations, net income, EBITDA—earnings before interest, taxes, depreciation and amortization, EBIT—earnings before interest and taxes, EPS—earnings per share, as adjusted EPS, ROA—return on assets, ROS—return on sales, ROE—return on equity, ROIC—return on invested capital, WACC—weighted average cost of capital, total shareholder return, stock price appreciation, growth in managed assets, organic growth, cost performance, net cost reductions, inventory turns, selling and administrative expense as a percentage of sales, days sales outstanding, ratio of income to fixed charges, segment profit margins, total profit margin, EVA—economic value added, intrinsic value and effective income tax rate. In each case, performance goals shall be determined in accordance with generally accepted accounting principles (subject to modifications approved by the Committee) and shall be consistently applied on a business unit, divisional, subsidiary or consolidated basis or any combination thereof. Performance goals may be described in terms of objectives that are related to the individual Participant or objectives that are Company-wide or related to a Subsidiary, division, department, region, function or business unit and may be measured on an absolute or cumulative basis or on the basis of percentage of improvement over time, and may be measured in terms of Company performance (or performance of the applicable Subsidiary, division, department, region, function or business unit) or measured relative to selected peer companies or a market index. In addition, for awards not intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Committee may establish performance goals based on other criteria as it deems appropriate. Notwithstanding the above, for any award or portion of an award designated to be “performance-based compensation” under Section 162(m) of the Code, the Committee does not retain any right to increase any amount otherwise determined under the provisions of the Plan.

9.3   Certification of Achievement of Performance Goals.   At the end of the Plan Year and prior to payment, the Committee shall certify in writing the extent to which the performance goals and any other material terms were satisfied. Final Awards shall be computed for each Executive Officer based on (i) the Participant's Target Incentive Award percentage, multiplied by his Base Salary and (ii) percent satisfaction of performance goals (as certified by the Committee). Final Award amounts may vary above or below the Target Incentive Award based on the level of achievement of the pre-established performance goals.

9.4   Non-adjustment of Performance Goals.   Once established, performance goals shall not be changed during the Plan Year except as permitted consistent with the qualified performance-based compensation exception under Section 162(m) of the Code.

9.5   Discretionary Adjustments.   The Committee retains the discretion to eliminate or decrease the amount of the Final Award otherwise payable to a Participant. For any Final Award or portion of a Final Award designated to be “performance-based compensation” under Section 162(m) of the Code, the Committee shall not retain any right to increase any amount otherwise determined under the provisions of the Plan.

SECTION 10. AMENDMENT AND MODIFICATION

10.1  Amendment by Board .  Subject to applicable laws, rules, and regulations, the Board, in its sole discretion, without notice, at any time and from time to time, may modify or amend, in whole or in part, any or all of the provisions of the Plan, or may suspend or terminate the Plan entirely, by written resolution or other formal action reflected in writing.

10.2  Delegation of Amendment Authority.  The Board may, to the extent permitted by applicable law, make a non-exclusive written delegation of the authority to amend the Plan  to a committee of the Board or to one or more officers of Textron.  The Board may, to the extent permitted by applicable law, authorize a committee of the Board to make a further delegation of the authority to amend the Plan.

SECTION 11. MISCELLANEOUS

11.1   Jurisdiction, Venue and Governing Law.   Except as to matters of federal law, the Plan, and all agreements hereunder, shall be governed by and construed in accordance with the laws of Rhode Island. Any dispute, controversy or claim arising out of or relating to the Plan or any award under the Plan shall be brought only in a court of competent jurisdiction in the State of Rhode Island, and no other court, agency or tribunal shall have jurisdiction to resolve any such dispute, controversy or claim.

11.2   Withholding Taxes.   The Company and its Subsidiaries shall have the right to deduct from all payments under the Plan any federal, state, local and/or foreign income, employment or other applicable payroll taxes required by law to be withheld with respect to such payments.

11.3   Gender and Number.   Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

11.4   Severability.   In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

11.5   Costs of the Plan.   All costs of implementing and administering the Plan shall be borne by the Company.

11.6   Successors.   All obligations of the Company and its Subsidiaries under the Plan shall be binding upon and inure to the benefit of any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, amalgamation, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

11.7  Compliance With Code Section 409A.  The Plan is intended, and shall be interpreted, to provide compensation that is exempt from Code Section 409A under the short-term deferral rule (unless a Participant makes a valid deferral election under a separate plan).  The Company does not warrant that the Plan will comply with Code Section 409A with respect to any Participant or with respect to any payment, however.  In no event shall the Company; any affiliate of the Company; any director, officer, or employee of the Company or an affiliate; or any member of the Committee be liable for any additional tax, interest, or penalty incurred by a Participant as a result of the Plan’s failure to satisfy the requirements of Code Section 409A, or as a result of the Plan’s failure to satisfy any other requirements of applicable tax laws.